Exhibit 107
Calculation of Filing Fee Table
Form S-1
(Form Type)
Galaxy Digital Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(3)
Fees to Be Paid	Equity	Class A common stock, par value $0.001 per share	457(a)	2,990,000	$19.00	$56,810,000.00(4)	0.00015310	$8,697.61
		Total Offering Amounts				$56,810,000.00		$8,697.61
		Total Fees Previously Paid						—
		Total Fee Offsets						—
		Net Fee Due						$8,697.61

(1)
Represents only the additional number of shares of the Registrant’s Class A common stock being registered, including additional shares of the Registrant’s Class A common stock that the underwriters have the option to purchase. Does not include the securities that the Registrant previously registered on the Registration Statement on Form S-1 (File No. 333-287604) (the “Prior Registration Statement”), which was declared effective by the Securities and Exchange Commission on May 29, 2025.

(2)	Based on the public offering price.
(3)
The Registrant previously registered 33,350,000 shares of its Class A common stock on the Prior Registration Statement, for which the Registrant previously paid a filing fee of $119,630.89. In accordance with Rule 462(b) under the Securities Act of 1933, as amended, an additional amount of securities having the proposed maximum aggregate offering price of $56,810,000.00 is hereby registered.

(4)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 467(a) under the Securities Act.